Exhibit 99.2

KBS SOR (BVI) Holdings LTD

Presentation of separate financial data annexed
to the consolidated financial statements related to the Company

AS OF MARCH 31, 2019
(UNAUDITED)

U.S. DOLLARS IN THOUSANDS

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Special Report in accordance with Regulation 38d

Financial Information and Financial Data from the

Consolidated Financial Statements Attributable to the Company

Below is separate financial information and financial data attributable to the Company from the Company's consolidated financial statements as of March 31, 2019, published as part of the periodic reports ("consolidated financial statements"), presented in accordance with Regulation 38d to the Israeli Securities Regulations (Periodic and Immediate Reports), 1970.

KBS SOR (BVI) HOLDINGS LTD

STATEMENTS OF FINANCIAL POSITION

USD in thousands

	March 31,		December 31,
	2019	2018	2018
	Unaudited		Audited
ASSETS
Non-current assets
Investments in investees	$868,768	$1,029,589	$852,101
Restricted cash	5,993	6,232	5,823

	874,761	1,035,821	857,924

Current assets
Cash and cash equivalents	783	805	57,843
Derivative financial instruments	—	2,226	—
Due from Owner	—	—	4,500

	783	3,031	62,343

Total assets	$875,544	$1,038,852	$920,267

EQUITY	$663,596	$765,909	$657,049

Non-current liabilities
Debentures, net	156,172	216,227	203,099

Current liabilities
Accounts payable and accrued liabilities	964	1,157	3,823
Debentures, net	53,407	55,559	51,903
Derivative liability	1,405	—	4,393

	55,776	56,716	60,119

Total liabilities	211,948	272,943	263,218

Total equity and liabilities	$875,544	$1,038,852	$920,267

The accompanying notes are an integral part of this financial position.

May 13, 2019	/s/ Jeffrey Waldvogel	/s/ Peter McMillan III	/s/ Keith David Hall
Date of approval of	Waldvogel, Jeffrey	McMillan III, Peter	Hall, Keith David
financial statements	Chief Financial Officer	Chairman of Board of Directors	Chief Executive Officer

KBS SOR (BVI) HOLDINGS LTD

STATEMENTS OF OPERATIONS

USD in thousands

	Three months ended		Year ended
	March 31,		December 31,
	2019	2018	2018
	Unaudited		Audited

Share of profit (loss) from investees, net	$14,653	$(11,494)	$54,435
Asset management fees to affiliate	(1,891)	(1,825)	(8,525)
General and administrative expenses	(325)	(346)	(1,276)

Operating income (loss)	12,437	(13,665)	44,634

Finance expense	(3,105)	(3,458)	(13,455)
Finance income	31	—	—
Foreign currency transaction adjustments, net	(2,816)	(997)	10,141

Net income (loss)	$6,547	$(18,120)	$41,320

The accompanying notes are an integral part of this financial position.

KBS SOR (BVI) HOLDINGS LTD

STATEMENTS OF COMPREHENSIVE INCOME

USD in thousands

	Three months ended		Year ended
	March 31,		December 31,
	2019	2018	2018
	Unaudited		Audited

Net income (loss)	$6,547	$(18,120)	$41,320

Total comprehensive income (loss)	$6,547	$(18,120)	$41,320

The accompanying notes are an integral part of this financial position.

KBS SOR (BVI) HOLDINGS LTD

STATEMENTS OF CASH FLOW

USD in thousands

	Three months ended March 31,		For the year ended December 31,
	2019	2018	2018
	Unaudited		Audited

Cash flows from operating activities
Net income (loss) for the period	$6,547	$(18,120)	$41,320

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Share of (profit) loss from investees	(14,653)	11,494	(54,435)
Finance expense	3,105	3,458	13,455
Distribution from investees, net	9,073	8,896	41,847
Foreign currency transaction adjustments, net	2,816	997	(10,141)
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	61	(35)	(62)

Net cash provided by operating activities	6,949	6,690	31,984

Cash flows from investing activities
Investments in investees	—	(148,295)	(178,281)
Distribution from investees, net	(11,087)	150,995	—
Purchase of derivative financial instrument	—	—	391,447
Due from Owner	4,500	—	(4,500)

Net cash (used in) provided by investing activities	(6,587)	2,700	208,666

Cash flows from financing activities
Principal payments on debentures	(53,645)	—	—
Interest paid	(5,703)	(5,912)	(11,604)
Release of restricted cash for debt service obligations	276	—	—
Dividend to Owner	—	(3,500)	(171,800)

Net cash used in financing activities	(59,072)	(9,412)	(183,404)

Effect of exchange rate changes on cash and cash equivalents	1,650	1	(229)

(Decrease) increase in cash	(57,060)	(21)	57,017
Cash, beginning of the period	57,843	826	826

Cash, end of the period	$783	$805	$57,843

The accompanying notes are an integral part of this financial position.

KBS SOR (BVI) HOLDINGS, LTD.
NOTES TO FINANCIAL STATEMENTS

USD in thousands

NOTE 1:     BASIS OF PREPARATION

Separate financial information is prepared in a condensed format as of March 31, 2019 and for the three months then ended, in accordance with Regulation 38D of the Securities Regulations (Periodic and Immediate Reports), 1970.

Please refer to the separate financial information in this regard to the financial information on the annual financial statements of the Company as of December 31, 2018 and for the year then ended, and the information accompanying notes (hereinafter - the annual consolidated financial statements).

As of March 31, 2019, the Company had a working capital shortfall amounting to $55.0 million, primarily attributed to the debentures principal payment maturing in the year following the date of the statement of financial position. The Company intends to make the debentures principal payment from distribution from investees. Accordingly, the Company does not view the working capital shortfall as a liquidity problem.

NOTE 2:     SIGNIFICANT EVENTS DURING THE REPORTING PERIOD

Due from Owner:

As of December 31, 2018, the Company had a $4.5 million due from Owner. In February 2019, the Owner repaid the $4.5 million plus interest of approximately $30 thousand based on a fixed annual interest rate of 4.25%

Debentures:

On March 1, 2019, the Company paid the first principal installment payment of 194.0 million Israeli new Shekels (approximately $53.6 million as of March 1, 2019).

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